Exhibit 10.2

OPERATIONAL AGREEMENT FOR MANAGEMENT OF THE “PICPAY” BRAND

By this private instrument and in the best form of law, on the one part,

PICPAY SERVIÇOS S/A, a legal entity governed by private law, enrolled with the National Corporate Taxpayers’ Registry of the Ministry of Economy (CNPJ/ME) under No. 22.896.431/0001-10, with its principal place of business at Avenida Manuel Bandeira, No. 291, offices 43 and 44, Block B, Atlas Office Park Condominium, Vila Leopoldina, Postal Code 05317-020, São Paulo, SP, herein represented in the form of its By-Laws (hereinafter referred to as “PICPAY”); and, on the other part,

J&F PARTICIPAÇÕES S.A., a closely-held corporation, enrolled with the CNPJ/MF under No. 07.570.673/0001-26, with its principal place of business at Rua General Furtado do Nascimento, No. 66, Lot I, suite 07, Postal Code 05465-070, São Paulo/SP, herein represented in the form of its By-Laws (hereinafter referred to as “J&F”).

Whereas:

I. J&F is the owner of the “PICPAY” brand and all its variations;

II. PICPAY wishes J&F to manage the agreements and matters relating to exposure of the “PICPAY” brand, for the promotion and advertisement of PICPAY’s activities, aiming at its consolidation and expansion of said brand among consumers;

III. to expand its presence in the industry in which it operates, PICPAY needs to incur substantial investments in the market intelligence and marketing areas;

IV. PICPAY currently does not have sufficient funds to incur the investments resulting from such activities and which are essential for its expansion and survival.;

V. J&F has plans to invest, over the next four (4) years, in the acquisition of bank brands, in the retail segment, and in marketing actions aimed at the respective valuation; and

VI. the Parties wish that, through management and investments, J&F receives certain amounts as a result of this Agreement and based on the return that PICPAY obtains due to the investments in marketing and intelligence.

NOW, THEREFORE, the Parties execute this Operational Agreement for Management of the “PICPAY” Brand (“AGREEMENT”), which shall be governed by the clauses and conditions below:

1. SUBJECT MATTER OF THE AGREEMENT

1.1. The subject matter of this AGREEMENT is the management, by J&F to PICPAY, of intelligence and marketing advisory services, specifically to consolidate the expansion of the activities carried out by PICPAY for the consumers.

1.1.1. To achieve this subject matter, J&F will contract, on its account, at its costs and order, with third parties for them to provide services linked to the “PICPAY” brand, and it agrees to manage the actions of these third parties, in accordance with the description contained in Exhibit I.

1.1.2. In case there is inconsistency between any Exhibit and the clauses and conditions that are an integral part of this AGREEMENT, the provisions of the AGREEMENT shall prevail over the provisions of the Exhibits, for all effects de facto and de jure.

1.2. During performance of the services to be managed by J&F, it agrees:

i. to observe the performance term of the management and contracting with third parties for the provision of services linked to the “PICPAY” brand, according to the time schedules to be established by the parties;

ii. to provide the necessary clarifications to PICPAY, as well as the information relating to the nature and progress of the services performed or being performed by third parties, observing the scope of this AGREEMENT;

iii. to immediately accept PICPAY’s request for any change;

iv. to be liable for the good performance, accuracy, reliability and perfection of the management, as well as for adequacy thereof to the purposes for which it is designed; and

v. not to violate any rights relating to trademarks, patents, industrial secret or, furthermore, right of property, representation or copyright, being liable to PICPAY or any third parties for the obligations assumed under this sub-item.

1.3. In case PICPAY does not accept the management of the services provided by J&F in view of noncompliance with the agreed specifications, J&F agrees to provide the necessary adjustments.

1.3.1. The services shall only be accepted if J&F complies with all contractual obligations and requirements made upon the contracting, and PICPAY may suspend the payment of the price until the services are satisfactorily provided.

1.4. J&F shall estimate, in the management it makes, the amount it will invest in said marketing actions and, even if approved by PICPAY, it does not warrant any type of return on the investment to be made, it being understood that J&F represents that it understands the right inherent in this AGREEMENT.

1.5. It is an essential condition of this business and J&F acknowledges that in no event will PICPAY be required to reimburse or indemnify J&F for the investments made in the marketing actions, it being understood that the only form of J&F recovering such investments is upon receipt of the amounts, as set forth in this AGREEMENT.

1.6. PICPAY grants J&F exclusivity in the contracting of the management that is the subject matter of this AGREEMENT.

1.7. J&F, in turn, agrees not to manage the provision of services that are similar to those set forth herein to PICPAY’s competitors, but it is free to provide them to other companies, even if it uses the same professionals.

1.7.1. For purposes of this section, PICPAY’s competitors shall be understood as financial institutions or payment institutions that act in the Brazilian territory, as well as their related companies, in Brazil and abroad.

2. AMOUNTS

2.1. In consideration for the management performed, J&F shall receive the amount assessed in accordance with the remuneration rules set forth in Exhibit II to this AGREEMENT.

2.1.1. This amount encompasses any and all expenses of J&F directly and indirectly related to the management of the services, including, without limitation, the remuneration of its own team or of a team of third parties contracted to develop the marketing campaigns, the advertising costs, the production of advertising materials in general, the offer of credit in the form of cashback to PICPAY users, as well as all applicable taxes, tariffs and contributions.

2.2. PICPAY shall monthly pay the amount, by the last business day of the subsequent month, it being understood that the proof of payment of bank deposit shall serve as receipt of release. J&F, in turn, shall deliver to PICPAY a receipt of the amounts received.

3. ADDITIONAL OBLIGATIONS OF THE PARTIES

3.1. The following are obligations of J&F, without prejudice to other obligations set forth in this AGREEMENT or inherent in the provision of the services:

i. to manage the intelligence and marketing advisory services, using professionals and/or companies with technical qualification and abilities that are appropriate for the services to be rendered;

ii. to observe the laws, regulations and rules governing the activities it agrees to perform under this AGREEMENT, pursuant to the applicable law;

iii. to obtain, at its sole expenses, the licenses, permits, permissions and/or authorizations that may be necessary for full performance of the subject matter of this AGREEMENT;

iv. to cause the professionals and/or company contracted by it to fully comply with the agreed service levels, including with respect to the terms and conditions set forth in this AGREEMENT and in Exhibit I; and

v. to cause its employees and/or agents and/or professionals contracted to engage in their activities in compliance with PICPAY’s internal rules.

3.2. The following are obligations of PICPAY, without prejudice to others set forth in this AGREEMENT or inherent in the management:

i. to provide J&F, its personnel and the third parties contracted by it with the guidelines for the works and all information and documents required for performance of the services;

ii. to grant J&F’s personnel and the personal of third parties contracted by it to its facilities for provision of the services, as previously agreed between the Parties and in accordance with the rules set forth in its internal regulations; and

iii. to timely comply with the terms and conditions for payment of the amounts.

3.3. Without prejudice to the penalties set forth in this AGREEMENT, J&F shall be liable for all losses it may cause as a result of the management of the third-party services, to PICPAY and/or aggrieved third parties.

3.4. The services shall be managed with full technical and operational independence, without economic dependence between the Parties or any type of subordination and/or personality between PICPAY and the J&F’s employees, professionals and/or subcontractors.

3.5. J&F agrees to duly comply with the labor, social-security, civil and tax laws, as well as with the rules relating to occupational safety and medicine, in relation to its employees and/or agents, exempting PICPAY from any liabilities and exclusively assuming all consequences for any noncompliance with said statutory provisions.

4. LABOR ASPECT

4.1. In no event shall this AGREEMENT establish an employment relationship between J&F’s employees and PICPAY or vice-versa, each of which shall be liable for any labor claims brought by tis employees, agents, subcontractors and other collaborators.

4.1.1. J&F shall be solely and fully liable for the recruitment, admission, management and inspection of the professionals designated or subcontracted by it for performance of the services, as well as for compliance with the corresponding labor, tax and social-security obligations.

4.1.2. J&F shall formally designate a duly qualified manager to coordinate the execution of each project linked to this AGREEMENT, who shall be responsible for managing the services provided and for all professionals involved in the project, as well as for providing PICPAY with all necessary information on the works and on the team subject to his or her management. The communication relating to the demands and services between the Parties shall be solely and exclusively made between the project manager designated by J&F and the project manager designated by PICPAY.

4.1.3. J&F represents to be solely liable for any kind of payment of indemnification claimed by its subcontractors and employees/agents, especially with respect to labor claims and occupational accidents.

4.1.4. J&F’s liability mentioned in the preceding sub-items shall remain even in the event of acknowledgement of employment relationship between any of its professionals and PICPAY, for any reason.

4.2. J&F agrees to submit to PICPAY, at any time, within twenty-four (24) hours as from the respective request, the proofs of payment of social-security contributions and deposits with the Unemployment Compensation Fund - FGTS, or other documents required by law, with respect to the employees of J&F or subcontracted companies who have been designated to provide the Services, in addition to data and information that clearly identify these professionals, the place and period of work, as well as any other documents that, at the reasonable discretion of PICPAY, prove the legal qualification, the financial health and the regular tax standing of J&F.

4.3. In case PICPAY is sued, on any account, in the Labor Courts, in the Courts of General Jurisdiction or administratively, by personnel or company designated by J&F to provide the services, J&F agrees, in case it is not a party to the proceedings for any reason, to appear in the case for the purpose of claiming that it be included in the proceedings as defendant, so as to exempt PICPAY from any liability.

4.3.1. In the actions and proceedings set forth in subitem 4.3, J&F agrees to provide information and subsidies and all authentic documents necessary for preparation of PICPAY’s defense within three (3) business days as from the date of the request.

4.4. In the event that a judgment is rendered against PICPAY with respect to the activity that is the subject matter of this AGREEMENT, J&F agrees to reimburse PICPAY for the global amount it spends, within seventy-two (72) hours as from receipt of a written notice indicating the amount due, including the principal amount, all ancillary or resulting installments, fees, fines, court costs and expenses.

4.5. In case the payment is not made, J&F expressly authorizes PICPAY to deduct the amount of the possible or actual adverse judgment from the amounts due to it under this AGREEMENT. The global amount required for compliance with the settlement or judgment or, furthermore, for payment of the appeal bond, may be deducted from the monthly invoicing, irrespective of a new authorization from J&F or of any other formality, and it is sufficient that it is informed of this fact by PICPAY.

4.6. In case the amounts paid or reimbursed to not reach the amount of the adverse award or in case there are no more payments to be made to J&F under this AGREEMENT, it shall provide immediate payment of the amount due, under penalty of, in case it fails to do so, granting PICPAY the power to enforce the debt in court, based on art. 784, item III et seq. of the Brazilian Code of Civil Procedure, in which case the proof of the amounts due shall be made by means of the proofs of payments of expenses incurred.

4.6.1. The amounts that may be disbursed by PICPAY in the form of subitem 4.7 are hereby acknowledged by J&F as liquidated, certain and enforceable for all purposes and effects of law.

4.7. The Parties may not claim in court, now or in the future, to be exempted from their responsibilities, that the defense conducted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

5. INTELLECTUAL PROPERTY

5.1. The results of the management of the services provided by third parties under this AGREEMENT, including documents, know-how, projects, schemes, among others, are understood by the Parties to be the exclusive property and ownership of J&F, except for the documents, agreements and materials that represent PICPAY’s products, such as, for example, credit or debit cards, banking agreements, instruments of accession, prospects of investment funds, negotiable instruments in general, which shall be the exclusive property of PICPAY, even if their layout has been produced by J&F.

5.2. J&F shall be exclusively liable for observing the term set forth in the applicable law to claim the protection and registration of the intellectual property created, compliance with the bureaucratic procedures, as well as all expenses relating to such requests.

6. CONFIDENTIALITY

6.1. Throughout the term of effectiveness of this AGREEMENT and for up to three (3) years after termination hereof, except for the events set forth in section 6.3, J&F shall grant confidential treatment to this AGREEMENT, the negotiations that preceded it, the execution hereof and all pieces of information it obtains or to which it is granted access as a result of the management of the services, refraining from using them for any other purpose than the normal performance of this AGREEMENT.

6.1.1. “Confidential Information” shall be understood as any information or document of PICPAY obtained or accessed by J&F, including the personal data and the data on the transactions carried out by PICPAY’s clients, data on their employees, corporate data, economic and financial information, strategic reports and analysis, technical, legal, accounting, operational, administrative, commercial, financial and economic information, in addition to intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, pictures, reports, hard copies, electronic means etc.

6.1.2. The term mentioned in item 6.1 does not apply to the information protected by bank or tax secrecy, and the confidentiality of such information must be permanently observed by J&F.

6.2. All Confidential Information shall be kept at a safe place and the access thereto shall be limited to those professionals of J&F who need to know such information for provision of the services.

6.2.1. J&F may not disclose Confidential Information to third parties, except with the prior and express consent of the legal representatives of PICPAY.

6.3. J&F agrees to immediately inform PICPAY of any breach of the confidentiality rules by any person, whether related to J&F or not, including unintentional or faulty breach of Confidential Information.

6.4. In case J&F is required to disclose any Confidential Information due to an administrative or court order, it shall inform PICPAY within twenty-four (24) hours, so that it can take the legal measures it may deem necessary, except of such information is prohibited.

6.4.1. In the event set forth in item 6.4 above, in case J&F discloses the Confidential Information without informing PICPAY, it shall be subject to the provisions of subitem 6.6.

6.5. At any time and without prior notice, PICPAY may request the return of Confidential Information that is in the possession of J&F, in which case J&F may immediately return or destroy them, at the discretion of PICPAY, it being understood that J&F may not keep copies of any Confidential Information.

6.5.1. The return or destruction set forth in item 6.5 above shall be documented in a statement signed by J&F, under the penalties of law, which statement shall contain all pieces of Confidential Information actually returned / destroyed and the affirmation that it does not have any copy of such information.

6.5.2. Even upon the return / destruction of any Confidential Information, J&F shall remain required to observe the confidentiality duty and other conditions set forth in this AGREEMENT, under penalty of application of the provisions of item 6.6, in addition to other statutory penalties.

6.6. Without prejudice to immediate termination of the agreement, failure by J&F or by its representatives or agents to comply with any provision of this AGREEMENT relating to the security, use and disclosure of Confidential Information shall result in the imposition of a specific fine in the amount of twenty percent (20%) of all amounts transferred by PICPAY to J&F based on this instrument, as adjusted in accordance with the IGPM, irrespective of the possibility of collecting supplementary indemnification, upon proof of excess loss and damages.

6.6.1. In case it discloses any Confidential Information without the prior and express authorization of PICPAY, J&F may, without prejudice to the liability set forth in item 6.6 above and to criminal liability, be subject to administrative sanctions imposed by the regulatory bodies (Central Bank of Brazil, Securities Commission etc.).

7. ASPECT RELATING TO THE ANTICORRUPTION LAW

7.1. The Parties mutually, irrevocably and irreversibly represent that their directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and international laws, regulations and normative provisions to which they are subject, the purpose of which is the fight against corruption, bribery and the practice of acts harmful to the Government.

7.2 For performance of this AGREEMENT, neither Party may offer, give or undertake to give to anyone, or accept or commit to accept from anyone, either on their own account or by means of others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice and/or corruption, whether directly or indirectly as to the subject matter of this AGREEMENT, they and shall also ensure that their directors, managers, employees, service providers, including their subcontractors and agents, act in the same way.

7.3 The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to reflect the transactions clearly and unambiguously and funds related to this AGREEMENT.

7.4 The Parties mutually ensure each other that they adopt anticorruption policies, processes and procedures in order to guarantee due compliance with the Brazilian and international laws, regulations and normative provisions to which they are subject, with the purpose of combating corruption, bribery and the practice of acts harmful to the Government.

7.5 In the event that on the Parties becomes involved in inquiries or administrative or judicial proceedings due to the practice of corruption, bribery and/or the practice of acts detrimental to the Government during or in relation to performance of this AGREEMENT, the Party that causes said situation shall assume the respective burden, and shall also present the documents that may assist the other Party in its defense.

7.6 For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this AGREEMENT.

8. SOCIAL AND ENVIRONMENTAL ASPECT

8.1 Each Party represents to the other Party that: (a) it is vested with all powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and (b) the formalization and performance of this AGREEMENT does not imply a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor does it depend on obtaining any authorization under any AGREEMENT, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

8.2 The Parties represent and warrant to each other that they:

i. exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this AGREEMENT and compliance with the obligations provided for therein;

ii. do not use illegal labor and will not use forced or child labor, either directly or indirectly, through their respective suppliers of products and services;

iii. do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

iv. do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;

v. do not engage in negative discrimination practices and limit access to the employment relationship or maintenance thereof, such as, for example, those motivated by: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; and

vi. agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their activities in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels.

9. EFFECTIVENESS AND TERMINATION

9.1. This AGREEMENT shall be effective from May 2, 2019 to May 2, 2023, and it may be extended for another four (4) years, provided an Amendment to the Agreement is formalized. The Parties may terminate this AGREEMENT, without any penalty, by means of a one hundred and eighty- (180)-day prior notice.

9.2. This AGREEMENT may be terminated, by operation of law, irrespective of any warning or – except of other formality is agreed -, in the following events:

i. failure to pay the agreed amounts within thirty (30) days as from deliver of a notice to put PICPAY in default;

ii. default of any clauses or conditions set forth in this AGREEMENT that has not been cure within thirty (30) days as from the date of receipt of the respective notice;

iii. adjudication of bankruptcy, grant of judicial reorganization, homologation of extrajudicial reorganization of any of the Parties;

iv. assignment or transfer of this AGREEMENT, wholly or in part, to third parties by any of the Parties, without the prior written authorization of the other Party; and

9.3. This AGREEMENT shall be terminated upon occurrence of an event of act of God or force majeure that prevents provision of the services, wholly or in part, for more than one hundred and eighty (180) days.

9.4. Upon termination of this AGREEMENT, in any event, J&F agrees to provide assistance to PICPAY in the transfer of the management of the services.

9.4.1. The provision of all information required for the management of the services to be conducted by any third party, without any interruption, is part of the assistance in the transfer.

9.5. Whenever possible and at the sole discretion of PICPAY, in the event of partial cancellation of this AGREEMENT, J&F shall continue to provide a portion of the management until actual transfer thereof to a third party.

9.5.1. In the event of partial cancellation of this AGREEMENT, PICPAY shall pay to J&F the agreed amounts, pertinent to the time of performance of the management still pending, until they are actually transferred to third parties.

9.6. In any of the events of termination of this AGREEMENT, J&F shall immediately return to PICPAY, irrespective of request, any and all materials provided, even if they are not marked as confidential.

10. RESOLUTION OF DISPUTES

10.1. The Parties agree that any dispute, litigation or conflict resulting from the construal of or compliance with this AGREEMENT shall be resolved by arbitration, and this Section shall serve as an arbitration clause for the effects of the provisions of article 4, paragraph 1 of Law 9.307/96.

10.2. The Parties elect the Brazil-Canada Chamber of Commerce - CCBC, with its head office in São Paulo / SP, for the administration, processing and trial of the arbitration proceedings, in accordance with the arbitration rules of this Chamber.

10.3. The arbitration shall be processed and tried by an arbitral tribunal composed of 3 arbitrators who are CCBC arbitrators, it being understood that each party shall appoint one arbitrator and the arbitrators so appointed shall appoint a third arbitrator to be the chairman of the arbitral tribunal. In case any of the Parties fails to designate its respective arbitrator and/or in case the designated arbitrators fail to reach a consensus with respect to the appointment of the third arbitrator, the President of the CCBC shall do it.

10.4. The arbitration instituted pursuant to the provisions of this arbitration clause shall be exclusively analyzed and decided based on the laws of the Federative Republic of Brazil, it being understood that the arbitration proceedings shall be conducted in Portuguese, in the city of São Paulo, State of São Paulo.

10.5. The expenses relating to any dispute submitted to arbitration, including costs, expenses and arbitrators’ fees, shall be shared during the proceedings in equal parts by the Parties and, in the end, fully paid by the losing Party, which shall reimburse the winning party, except as otherwise decided by the arbitral tribunal.

10.6. The arbitration award shall be final, and it shall be a binding instrument enforceable in court between the Parties and their successors, which agree to comply with the provisions of the arbitral tribunal, irrespective, but without prejudice to, execution proceedings.

10.7. For those disputes that cannot be resolved by arbitration proceedings, due to the fact that they do not involve waivable property rights and/or for the obtainment of urgent measures before institution of the arbitration, the parties elect the courts of the Judicial District of the Capital City of the State of São Paulo, it being understood that the Parties expressly waive any other court, no matter how privileged it may be. The court hereby elected shall also have jurisdiction for the processing and enforcement of the arbitration award, if necessary.

11. GENERAL PROVISIONS

11.1. This AGREEMENT does not create any other right and obligation other than those expressly set forth herein, and any ostensive or remote relationship of company, joint-venture or association between the parties is hereby expressly denied, it being understood that none of the parties is authorized to assume any obligation or commitment in the name of the other party.

11.2. This AGREEMENT shall not permit J&F to interfere in any way in PICPAY’s business, and it shall also not grant it the right to monitor or check the activities performed by it, but only to manage specialized services, the consideration of which shall be the payment of the amounts set forth herein.

11.3. Any tolerance by any of the parties with respect to any violation of the terms and conditions of this AGREEMENT shall be deemed a mere liberality, and it shall not be construed as novation, invocable precedent, waiver of rights, tacit amendment to contractual provisions, vested right or contractual amendment.

11.3. The nullity or invalidity of any of the provisions of this AGREEMENT shall not imply the nullity or invalidity of the others, it being understood that the provisions held to be null or invalid shall be rewritten, so as to reflect the initial intention of the parties in accordance with the applicable law.

11.4. This AGREEMENT replaces any prior covenant or agreement, whether written or oral, previously entered into by the Parties in relation to matters contemplated herein.

11.5. This instrument substitutes possible covenants, whether oral or written, previously entered into by the Parties in relation to the subject matter hereof, and PICPAY grants J&F full and irrevocable release in relation to these adjustments. The effects of this AGREEMENT retroact to May 2, 2019.

11.5.1. Considering that the effects of this AGREEMENT retroact to May 2, 2019, the Parties mutually agree that PICPAY shall pay to J&F, by November 14, 2019, the total amount of one million, two hundred and fourteen thousand, forty-six Reais and fifty cents (R$1,214,046.50), relating to the management carried out from May 2019 to September 2019. The amount relating to October 2019 shall be paid in the form of this AGREEMENT.

IN WITNESS WHEREOF, the parties execute this instrument in three (3) counterparts of equal content and form, with the two (2) witnesses below.

São Paulo, November 1st, 2019.

/s/ Anderson Andrade Chamon do Carmo	/s/ Valério Zarro
Anderson Andrade Chamon do Carmo	Valério Zarro
Taxpayer Card (CPF): 095.105.517-83	Taxpayer Card (CPF): 457.636.319-00

PICPAY SERVIÇOS S.A.

/s/ José Batista Sobrinho

José Batista Sobrinho

ID (RG): 172 026 SSP/DF

Taxpayer Card (CPF): 052 970 871 04

J&F PARTICIPAÇÕES S.A.

Witnesses:

Name: illegible	Name: illegible
Taxpayer Card (CPF): 23392694827	Taxpayer Card (CPF): 368455458-80

EXHIBIT I

DESCRIPTION OF THE MANAGEMENT

1. For adequate management of the intelligence and marketing advisory services, J&F agrees to:

i. define the annual marketing strategy based on a planning of the marketing, consumers and competition, as well as on research and studies that guarantee the technical grounds and possible verification;

ii. conduct technical studies that define, in view of the marketing strategies, the specific actions and respective investment, such as: advertisement, digital performance, digital branding, activations, promotion, events etc.;

iii. conduct the processes of choice of the agencies, service providers and suppliers based on the criteria to be established;

iv. prepare studies on the possible personalities to be linked to PICPAY; and

v. conduct formal meetings to monitor the management, according to the rules defined in the Regulation of the marketing meetings (Exhibit III).

2. The Parties may establish service levels (SLA) for the management carried out.

3. The investments to be made by J&F include, for example, advertisement and publicity, including by influencers, offer of cashback for PICPAY users and sponsorships, provided they have been previously defined and approved at a marketing meeting.

4. The operational procedures for the offer of cashback shall be defined at a marketing meeting. These procedures must contemplate the accounting by PICPAY, to enable verification of the funds to the users eligible to receive cashback.

EXHIBIT II

AMOUNTS

Form of assessment	Form of payment	Payment Date	Price/Amount
Fixed price, calculated based on the new PICPAY users	Monthly payments (annual adjustment by the IGPM variation)	By the last business day of the following month	Fifty cents of Real (R$0.50) per each new PICPAY user
Variable price, based on the Net Revenue	Biannual payments	On January 31 and July 31, in relation to the respective previous civil half-year period	See table below

Biannual Net Revenue (in thousandths of Reais)		Amounts
500.000	1.000.000	0,50%
1.000.001	1.500.000	1,50%
1.500.001	3.000.000	2,50%
3.000.001	6.000.000	3,50%
6.000.001	10.000.000	4,50%
10.000.001	no limit	5,50%

EXHIBIT III

REGULATION – MARKETING MEETINGS

1. DEFINITION OF THE MARKETING MEETINGS

1.1. The purpose of the Marketing meetings between J&F Participações S.A. (“J&F”) and PicPay Serviços S.A. (“PICPAY”) is to discuss and approve matters relating to management of the Marketing-related services provided by third parties by J&F a PICPAY

1.2. The purpose thereof is to gather the members designated by both Companies and invited persons to discuss matters relating to the marketing area, with respect to the advertisements, campaigns, partnerships and publicity, among others, which use the ‘PICPAY’ brand, held by J&F. We note, among others, the following matters to be resolved upon at the meetings:

- Approval of suppliers;

- Contracting with suppliers;

- Approval of budget;

- Approval of partnerships;

- Planning of actions and media campaigns;

- Definition with respect to advertisements, promotions and services to boost the brand; and

- Contracting with agencies and audit companies.

1.2.1. Other issues may be discussed, provided they are deemed pertinent by the members of the meeting.

2. MEETINGS

2.1. The Marketing meetings shall be held without defined frequency, and they shall be called by any of their members entitled to vote.

The minimum quorum to open the meeting is the following:

(i) Members in charge designated by J&F, each of whom entitled to one vote on the matters discussed; and

(ii) PICPAY members, who shall be entitled, jointly, to a single vote on the matters discussed.

2.2. This Regulation shall be approved and its rules shall be ratified at the first meeting (held on June 11, 2019), with designation of the attending representatives of J&F and PICPAY, who shall also approve the list of the persons designated for the duties of items (i) and (ii) and their possible deputies.

2.3. The approval shall persist until any change is approved at a new market meeting.

2.4. The decisions made at the meeting shall be unanimous.

2.5. The secretary of the meetings shall be responsible for drawing up the minutes of the resolutions by the end of each meeting, collect the signatures of the attending members and keep record of the resolutions.

2.5.1. The secretary shall be responsible for informing the contents of the final minutes to the mandatory meeting participants. For all purposes, the circulation of the minutes via e-mail will serve for all purposes of formalization of right of the respective minutes.

2.6. Persons invited by J&F or by PICPAY may participate in the meeting, including representatives of agencies and other providers to which the marketing services have been outsourced by J&F.

3. MAIN DUTIES OF THE MARKETING MEETING AND RESULTING RESPONSIBILITIES

3.1. The meeting Participants shall, upon discussion on the issue ‘suppliers’, approve or reject: i) the hiring of new suppliers; ii) renewal of suppliers; iii) amounts to be spent with the supplier; and iv) term of effectiveness of the agreement.

3.2. The resolutions shall only be passed if the respective commercial proposals are presented, which shall be attached to the minutes of meeting.

3.3. J&F shall only signal the contracting with the supplier after due approval at a meeting.

3.4. In the event that there is any type of denial or impediment, by the supplier, with respect to the fact that the agreement is directly entered into with J&F, the Parties shall record in the minutes of the meeting that they accept that PICPAY be the principal with respect to the services, in accordance with the conditions that may be approved at a meeting, in which case J&F shall incur all resulting costs.

3.5. J&F and PICPAY mutually agree to only make any payment upon strict proof of the provision of services and, right thereafter, they assume the commitment to submit the accounting to the Marketing meeting.

1st AMENDMENT TO THE OPERATIONAL AGREEMENT FOR MANAGEMENT OF THE “PICPAY” BRAND

By this private instrument and in the best form of law, on the one part,

PICPAY SERVIÇOS S.A., a legal entity governed by private law, enrolled with CNPJ/ ME under nº 22.896.431 / 0001-10, with its principal place of business at Avenida Manuel Bandeira, No. 291, Atlas Office Park Condominium, Block A, 1st floor (offices 22 and 23), 2° and 3 floor, Block B, 3° floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05317-020, hereby represented in accordance with its Bylaws (hereinafter “PICPAY”); and on the other part,

J&F PARTICIPAÇÕES S.A., a closely held corporation, registered with CNPJ / MF under number 07.570.673 / 0001-26, with its principal place of business at Rua General Furtado do Nascimento, number 66, Lote I, sala 07, CEP 05465-070, São Paulo / SP, hereby represented in accordance with its Bylaws, (hereinafter “J&F”).

Whereas:

I. the Parties formalized an Operational Agreement for Management of the Brand “PICPAY” (“Agreement”) on November 1, 2019; and

II. the Parties wish to amend the Regulation of Marketing Meetings (Annex III), which is set forth in the Agreement.

NOW, THEREFORE, the Parties execute this 1st Amendment to the Operational Agreement for Management of the Brand “PICPAY” (“1st Amendment”), which will be governed by the clauses and conditions below:

1. AMENDMENT OF THE REGULATION - ANNEX III

1.1. The Parties, by mutual agreement, agree to change the wording of Annex III to the Agreement, which will be in accordance with Annex III of this 1st Amendment, from the date of its formalization.

The other provisions of the Agreement prevail unchanged.

IN WITNESS WHEREOF, the parties execute this instrument in four (4) counterparts of equal content and form, with the two (2) witnesses below.

São Paulo, May 15, 2020.

DocuSigned by:	DocuSigned by:

/s/ Elvis Haroldo Tinti	/s/ Valério Zarro

PICPAY SERVIÇOS S.A

DocuSigned by:

/s/ José Batista Júnior

J&F PARTICIPAÇÕES S.A.

ANNEX III

REGULATION – MARKETING MEETINGS

1. DEFINITION OF MARKETING MEETINGS

1.1. The purpose of the Marketing meetings between J&F Participações S.A. (“J&F”) and PicPay Serviços S.A. (“PICPAY”) is to discuss and approve matters relating to management of the Marketing-related services provided by third parties by J&F a PICPAY

1.2. The purpose thereof is to gather the members designated by both Companies and invited persons to discuss matters relating to the marketing area, with respect to the advertisements, campaigns, partnerships and publicity, among others, which use the ‘PICPAY’ brand, held by J&F. We note, among others, the following matters to be resolved upon at the meetings:

- Approval of suppliers;

- Contracting with suppliers;

- Approval of budget;

- Approval of partnerships;

- Planning of actions and media campaigns;

- Definition of advertisements, promotions and services to increase the brand; and

- Contracting with agencies and auditing companies.

1.2.1. Other issues may be discussed, provided they are deemed pertinent by the members of the meeting.

1.2.2 Considering that the brand owner, J&F, is the direct Parent Company of Banco Original SA (“Bank”), the Companies agree that Bank employees who may be appointed may participate in the marketing meetings that may be appointed and who may contribute to analysis of business proposals that will be submitted to J&F. J&F may even designate such employees as Permanent / Substitute Members at meetings.

2. MEETINGS

2.1 As a way of ensuring the technical and economic independence of each of the Parties and of assigning to each of the Parties the responsibilities related to the different activities related to marketing, considering that it is up to J&F to provide the Services related to the marketing planning and, to PicPay, the decisions resulting from the Services thus provided, as well as the implementation and execution of the marketing actions that are decided by it, the Marketing meetings will take place without a defined periodicity, being able to be called by any of its Permanent Members.

2.2 The minimum quorum for the installation of the meeting is that the Permanent Members of each Company (J&F and PicPay), or their alternates, participate in it. On the date of approval of these Regulations, the members of the listed companies are as follows:

a) J&F:

Permanent Member: José Antonio Batista; Substitute: Armando Areias and Elvis Tinti.

b) PicPay:

Permanent Member: Anderson Chamon; Substitute: Luiz Fernando Diniz Martins Júnior.

2.3 The secretary of the meetings will always be Mr. Sancler Nogueira, and will be responsible for drawing up the minutes of the deliberations at the end of each meeting.

2.4 The secretary will be responsible for informing the mandatory meeting participants of the content contained in the final minutes. For all purposes, the circulation of the minutes via e-mail will already be used for all purposes of formalizing the law of the respective minutes.

2.5 People invited by J&F or PicPay, including representatives of agencies and other providers to whom marketing services have been outsourced by J&F Participações, may participate in the meeting.

3. MAIN ASSIGNMENTS OF THE MARKETING MEETING AND RESULTING RESPONSIBILITIES

3.1. The Participants of the meetings must, when raising the topic ‘suppliers’, agree on: i) the hiring of new suppliers; ii) renewing the contracting of suppliers; iii) amounts to be spent with the supplier; and iv) the contractual term.

3.2. The deliberations will only be carried out if the respective commercial proposals are presented, which will be attached to the minutes of the meeting.

3.3. J&F will only signal the contracting to the supplier after the due agreement between the Parties, in a meeting.

3.4. J&F commits itself to only make any payment to a chosen supplier through strict proof of the provision of services and, on an ongoing basis, assumes the commitment of submitting the rendering of accounts to the Marketing meeting.

3.5 The Parties agree that the contracting of services / sponsorships to which only J&F is a party, whose total value is below one hundred thousand Brazilian reais (R$ 100,000.00) will be formalized only by a Binding Commercial Proposal and above this value, in addition to the proposal, other provisions will be established in the Contract.

3.6 Also agree that the contracts that are exclusively for the purpose of the Brand (properly speaking or referring to payment services, but with the exclusive scope of disclosure of the Brand) will contain only J&F as part, without the need to include PicPay as a contractor, since it will not have its rights and obligations contemplated in these types of contracts.

3.6.1 Likewise, any contract in which there are rights and obligations exclusively for PicPay, that is, for example, contracts in which PicPay provides payment services; partnerships to increase the volume of users or commercial establishments; among others, only PicPay will be a Party.

3.6.2 The Parties will use their best efforts so that the contracts related to the Brand and the contracts related to the services of PicPay are dealt with in separate Contracts.

2nd AMENDMENT TO THE OPERATIONAL AGREEMENT FOR MANAGEMENT OF THE “PICPAY” BRAND

PICPAY SERVIÇOS S.A. (“PicPay”), a legal entity governed by private law, enrolled with the CNPJ under number 22.896.431/0001-10, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park Condominium, block B, offices 43 and 44, Vila Leopoldina, São Paulo, SP, Postal Code 05.317-020; and

J&F PARTICIPAÇÕES S.A. (“J&F”), a closely held corporation, enrolled with the CNPJ under number 07.570.673/0001-26, with its principal place of business at Avenida Brigadeiro Faria Lima, No.2113, Jardim Paulistano, São Paulo, SP, Postal Code 01452-001.

WHEREAS:

(i) PicPay and J&F (together, “Parties”) signed the “Private Instrument of Assignment of Ownership and Exploitation of Trademarks and Domains” on May 2, 2019 (“Agreement”), in which PicPay assigned all the rights, titles and interests of its brands to J&F.

(ii) The Parties also entered into the Operational Agreement for Management of the “PICPAY” Brand on November 1, 2019 (“AGREEMENT”), effective from May 2, 2019 until May 2, 2023, with the subject matter of the management and marketing intelligence by J&F to PICPAY, in order to consolidate the expansion of the activities carried out by PICPAY for the consumers. For that purpose, J&F hires third parties to provide services linked to the PicPay brand (“Brand”).

(iii) In view of the public calamity scenario resulting from the SarS-CoV-2 virus pandemic, recognized by Legislative Decree No. 06 of 2020 (COVID-19), J&F, aiming at promoting the use of the PicPay application (“Application”) and the expansion of the Brand, recommended the carrying out of several solidarity actions, in particular, the PicPay operationalization of the receipt of Emergency Aid (“Action”), created by Law No. 13,982 of April 2, 2020, in securitized payment accounts by users of the Application.

(iv) The referred Action resulted in a significant increase in new users, in an amount of more than 12 million, exceeding the expectation of gradually reaching this user base foreseen for the end of the year of 2021, and with the projection that by the end of the Action it will be the goal of acquiring new users has been reached for the end of the year 2022.

(v) Notwithstanding, the Action generated, for PicPay, an exponential increase in costs, due to the mandatory payment to companies accrediting the MDR fee due to transfers, of Emergency Aid, which are usually carried out by PicPay users; and

(vi) The costs that are being borne by PicPay for the launch of the Action were not measured by J&F in the management of consulting services and marketing intelligence.

NOW, THEREFORE, PicPay and J&F agree to amend the Operational Agreement, under the following conditions:

1. J&F undertakes that the costs arising from the Action have not been dimensioned, in view of the reach of a user base projected to be acquired in the year of 2021 and, potentially, for the year of 2022, and agrees to reimburse PicPay of all operating costs, already incurred or to be spent, while the Action lasts, observing the criteria established in article 3. (“Reimbursable Costs”).

2. PicPay must determine and monthly present to J&F the costs already borne with the Action, together with the report of capture of transactions with acquires, with the demonstration of the effective financial expenditure of the operation.

2.1. J&F, based on the amount of costs incurred and shown by PicPay, as a result of the Action and as established in article 2 and 2.1, shall refund PicPay by offsetting the amounts that are due to PicPay in relation to the payment of the Variable Price based on the Net Revenue provided for in Appendix 1 of the Operating Agreement, with the refunds hereby established.

3. Agree that the reimbursement of costs incurred be effected during the term established in the Operational Agreement for the Management of the “PICPAY” Brand and as part of the investments that J&F proposed to carry out under the aforementioned Operating Agreement, as well as in reason of the volume achieved and to be achieved, foreseen for the years 2021 and 2022.

3.1 In the event of a surplus balance to be reimbursed in relation to the indicated Action, J&F will effect the refund to PicPay, definitively, on the last business day of March 2023, or, at its sole discretion, may anticipate the settlement of its obligation to any time.

4. All other clauses and conditions that have not been changed by this 2nd Amendment to the Operational Agreement for the Management of the “PICPAY” Brand remain unchanged and in force.

São Paulo, August 31st, 2020.

/s/ Elvis Haroldo Tinti	/s/ Valério Zarro
Elvis Haroldo Tinti	Valério Zarro

PICPAY SERVIÇOS S.A

/s/ illegible

J&F PARTICIPAÇÕES S.A

3rd AMENDMENT TO THE OPERATIONAL AGREEMENT FOR MANAGEMENT OF THE “PICPAY” BRAND

PICPAY SERVIÇOS S.A. (“PICPAY”), a legal entity governed by private law, enrolled with the National Corporate Taxpayers’ Registry of the Ministry of Economy (CNPJ/ME) under No. 22.896.431/0001-10, with its principal place of business at Avenida Manuel Bandeira, No. 291, Atlas Office Park Condominium, Block A, 1st floor (offices 22 and 23), 2° and 3 floor, Block B, 3° floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05317-020; and

J&F PARTICIPAÇÕES S.A. (“J&F”), a closely held corporation, enrolled with the CNPJ/MF under No. 07.570.673/0001-26, with its principal place of business at Brigadeiro Faria Lima Av., No. 2113, Jardim Paulistano, São Paulo,SP, Postal Code 01452-001.

Whereas:

I. PICPAY brand is a domestic post-paid payment scheme, of transfer and purchase, which has Banco Original S.A (“Original”, enrolled with the CNPJ/MF under No 92.894.922/0001-08) as post-paid payment instrument issuer, in virtual mode (“PicPay Card”), as defined in the Payment Arrangement Participation Agreement, signed on November 27, 2018;

II. J&F is a holding company which holds 100% (one hundred percent) of Original´s shares and 9.6% (nine point sixty-seven) of PICPAY’s shares;

III. PICPAY and J&F (together, “Parties”) entered into the Private Instrument of Assignment of Ownership and Exploitation of Trademarks and Domains on May 2, 2019 (“Agreement”), in which PICPAY assigned all rights, tittles and interests of its brands to J&F.

IV. The Parties also entered into the Operational Agreement for Management of the “PICPAY” Brand on November 1, 2019 (“AGREEMENT”), effective from May 2, 2019 until May 2, 2023, with the subject matter of the management and marketing intelligence by J&F to PICPAY, in order to consolidate the expansion of the activities carried out by PICPAY for the consumers. For that purpose, J&F hires third parties to provide services linked to the PicPay brand (“Brand”);

V. In order to expand the synergy between the entities of which it is a shareholder, consolidating the brands of its economic group as a reference in financial solutions and payment methods, with the expansion of the provision of financial products and an increase in the capillarity of PicPay Card, J&F recommended PICPAY and Original to structure the PicPay Card offer in physical mode (“Issuance”);

VI. The aforementioned Issuance resulted in a significant increase in new users and contracted products, exceeding the expectation of gradually reaching the user base planned for the end of the year 2021, and with the projection that the goal of acquiring new users for the end of the year 2022 is reached before that date;

VII. Notwithstanding, the Issuance generated an exponential increase in costs with third parties for PICPAY, resulting from the manufacture of plastic cards, personalization, and preparation for sending plastics, brochures and the sending of plastics, which are currently being borne by PICPAY;

VIII. The costs that are being borne by PICPAY, resulting from the Issuance, were not measured by J&F in the management of consulting services and marketing intelligence.

NOW, THEREFORE, PICPAY and J&F execute this Amendment to the AGREEMENT, which shall be governed by the clauses and conditions below:

1. J&F undertakes that the costs arising from the Issuance have not been dimensioned, considering the reach of a user base projected to be acquired in the year of 2021 and, potentially, for the year of 2022, and agrees to reimburse PICPAY of all operating costs already incurred or to be spent, while the Issuance lasts, highlighting the criteria established in article 3 (“Reimbursable Costs”).

2. PICPAY shall calculate and present, monthly, to J&F the costs already borne with the Issuance, together with a report of costs arising from the manufacture of plastic cards, personalization and preparation for sending the plastics, brochures and sending the plastics, with the demonstration of the effective financial expenditure of the operation.

3. J&F, based on the amount of costs incurred and demonstrated by PICPAY, due to the Issuance and as established in Article 2, shall refund PICPAY by compensating the amounts that are due by PICPAY in relation to the payment of the Variable Price based on the Net Revenue provided in Annex II of the AGREEMENT, with the reimbursements established herein.

3.1 The Parties agree that the reimbursement of costs incurred will be carried out during the term established in the AGREEMENT and as part of the investments that J&F has proposed to make under the AGREEMENT, as well as due to the volume reached and to be reached, foreseen for the years 2021 and 2022.

3.2 In the event of a surplus balance to be reimbursed in relation to the Issuance, J&F will finally reimburse PICPAY on the last business day of the last month of the Agreement, or, at its sole discretion, may anticipate the settlement of its obligation at any time.

4. All other clauses and conditions that have not been expressly modified by this 3rd Amendment Agreement for Management of the “PICPAY” Brand are hereby ratified.

São Paulo, November 30, 2020.

/s/ Anderson Andrade Chamon de Carmo	/s/ Elvis Haroldo Tinti
Anderson Andrade Chamon de Carmo	Elvis Haroldo Tinti

PICPAY SERVIÇOS S.A.

/s/ José Batista Sobrinho

J&F PARTICIPAÇÕES S.A.

1st Witnesses:	2nd Witnesses:

Name:	Name:
Taxpayer Card (CPF):	Taxpayer Card (CPF):

MUTUAL RESCISSION OF THE OPERATIONAL AGREEMENT FOR MANAGEMENT OF THE “PICPAY” BRAND

PICPAY SERVIÇOS S.A. (“PICPAY”), a legal entity governed by private law, enrolled with the National Corporate Taxpayers’ Registry of the Ministry of Economy (CNPJ/ME) under No. 22.896.431/0001-10, with its principal place of business at Avenida Manuel Bandeira, No. 291, Atlas Office Park Condominium, block A, 1st floor (offices 22 and 23), 2nd and 3rd floors, block B, 3rd floor (offices 43 and 44), Vila Leopoldina, Postal Code 05317-020, São Paulo, State of São Paulo, herein represented in the form of its By-Laws (hereinafter referred to as “PICPAY”);

and, on the other part

J&F PARTICIPAÇÕES S.A. (“J&F”), a closely-held corporation, enrolled with the CNPJ/MF under No. 07.570.673/0001-26, with its principal place of business at Avenida Brigadeiro Faria Lima, No. 2133, Jardim Paulistano, São Paulo, State of São Paulo, Postal Code 01452-001, herein represented in the form of its By-Laws.

WHEREAS the Parties entered into the Private Instrument of Assignment and Transfer of Trademarks and Domains (“Assignment”) on May 2, 2019, by means of which PICPAY assigned all rights, title and interests of its trademarks to J&F, as well as the 1st and 2nd Amendment to the Assignment, on May 30, 2019 and June 7, 2019, respectively;

WHEREAS the Parties entered into the Operational Agreement for Management of the PicPay Brand (“Agreement”) on November 1st, 2019;

WHEREAS, on June 10, 2020, on August 31, 2020 and on March 11, 2021, the Parties entered into the 1st, the 2nd and the 3rd Amendments, respectively, to the Agreement.

WHEREAS the Parties no longer wish to proceed with the Agreement, pursuant to the provisions hereof.

NOW, THEREFORE, they mutually agree, in the best terms of the law, to execute a MUTUAL RESCISSION, which shall be governed by the following clauses and conditions:

1.	Due to the lack of interest in maintaining the management of intelligence and marketing advisory services by J&F to PICPAY, the Parties resolved to terminate the Agreement, in accordance with the provisions of section 2 below.

2.	The MUTUAL RESCISSION hereby agreed is subject to a condition precedent, pursuant to the provisions of article 125 of the Brazilian Civil Code, it being understood that effectiveness thereof is subject to the initial public offering of shares (“IPO”).

3.	The Parties further agree that upon occurrence of the condition precedent above, they agree to (i) execute a specific instrument to formalize the assignment and transfer of the trademarks and domains to PICPAY, which are assigned to J&F, to the date hereof, by means of the Assignment, therefore ceasing the obligation of payment of royalties by PICPAY; and (ii) formalize said assignment and transfer to the value of zero.

4.	In the event of occurrence of the IPO or of any other liquidity event, understood as new subsequent offerings (“Follow-on”) at the discretion of Parties, J&F and PICPAY shall observe the term previously established, i.e., the last business day of the month of May 2023, to settle the existing balances between the parties.

5.	The effects of this MUTUAL RESCISSION operate only upon occurrence of the IPO, in which case the entire legal relationship provided in the Agreement is terminated and, as a consequence, the rights and obligations mutually established between the Parties are extinguished and they grant each other full, broad, general and irrevocable release in relation to any discussion relating to the Agreement and to the amendments thereto, having nothing else to claim, at any time and on any account, subject to compliance with the provisions of section 4.

6.	This MUTUAL RESCISSION is irrevocably and irreversibly executed, and it shall be binding upon the Parties, their heirs and successors.

7.	The Parties elect the Courts of the Judicial District of São Paulo, State of São Paulo, to resolve any litigation originating herefrom.

IN WITNESS WHEREOF, the Parties sign this MUTUAL RESCISSION in two (2) counterparts of same contents and form, in the presence of the witnesses below.

São Paulo, March 18, 2021.

/s/ Anderson Andrade Chamon de Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

/s/ José Batista Sobrinho

__________________________________________

J&F PARTICIPAÇÕES S.A.

Witnesses

1. Name: Hyde de Melo Gomes Silva	2. Name: João Gabriel Vieira de Medeiros
Taxpayer Card (CPF) No.: 053.092.404-89	Taxpayer Card (CPF) No.: 317.733.458-77